UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2017

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other	(Commission File Number)	(IRS Employer
jurisdiction		Identification No.)
of incorporation)

1010 Stony Hill Road
Suite 200
Yardley, Pennsylvania	19067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On August 31, 2017, Alliqua BioMedical, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Argentum Medical, LLC (“Argentum”), pursuant to which the Company sold certain assets comprising its TheraBond and TheraBond 3D product lines to Argentum (the “Purchased Assets”).

The purchase price for the Purchased Assets was approximately $3.8 million, of which, (a) $300,000 was deposited in an indemnity escrow account under standard terms and conditions, and (b) $200,000 is payable following the Company’s fulfillment of certain business transition services, pursuant to the terms of the transition services agreement entered into by the Company and Argentum in connection with the closing of the transaction.

The Asset Purchase Agreement also contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement. Such representations and warranties are made solely for purposes of the Asset Purchase Agreement and, in some cases, may be subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Asset Purchase Agreement and may have been qualified by disclosures that were made in connection with the parties' entry into the Asset Purchase Agreement.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In addition, the Company and Argentum entered into a restrictive covenant agreement containing certain customary non-competition and employee and customer non-solicitation covenants.

Consent and Forbearance Agreement

As previously reported, on January 26, 2017, the Company, AquaMed Technologies, Inc., a wholly owned subsidiary of the Company (the “Guarantor”), and Perceptive Credit Holdings, L.P. (“Perceptive”) entered into a Forbearance and Amendment Agreement, pursuant to which the parties agreed to certain amendments and modifications to the terms of the Credit Agreement and Guaranty, dated May 29, 2015, by and among the Company, the Guarantor and Perceptive (the “Credit Agreement”), including, among other things, an extension of the then effective forbearance period in respect of the Company’s default of a covenant pertaining to trailing twelve-month revenue under the Credit Agreement as of both September 30, 2016, and December 31, 2016, which was further extended by Amendment No.1 to Forbearance and Amendment Agreement, dated March 7, 2017, Amendment No. 2 to Forbearance and Amendment Agreement, dated April 27, 2017, and the Second Forbearance Agreement, dated August 9, 2017.

On August 31, 2017, in connection with the Asset Purchase Agreement, the Company, the Guarantor and Perceptive entered into a Consent, Forbearance and Amendment Agreement (the “Consent and Forbearance Agreement”), pursuant to which Perceptive: (a) in exchange for its receipt of $1,650,000 of the proceeds resulting from the disposition of the Purchased Assets, consented to the transactions contemplated by the Asset Purchase Agreement and agreed to take all actions reasonably requested by the Company to release its liens on the Purchased Assets; (b) agreed to a defer the commencement of the Company’s principal payment obligations under the Credit Agreement until January 31, 2018; and (c) agreed to extend the forbearance period and to forbear from exercising any rights and remedies related to the Company’s default of a covenant pertaining to (i) trailing twelve-month revenue under the Credit Agreement as of each of (A) September 30, 2016, (B) December 31, 2016, (C) March 31, 2017 and (D) June 30, 2017 and (ii) failure to maintain on a consolidated basis, a monthly minimum cash balance of at least $2,000,000 (collectively, the “Specified Defaults”), until the earlier of (X) October 13, 2017 and (Y) the date when Perceptive becomes aware that any other default (other than the Specified Defaults) has occurred and is continuing (such earlier date, the “Termination Date”). Perceptive reserved the right, commencing on the Termination Date, to pursue any rights and remedies available to it under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), or pursuant to law or otherwise with respect to any or all of the Specified Defaults.

The foregoing description of the Consent and Forbearance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consent and Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 8.01	Other Events.

On September 5, 2017, the Company issued a press release in which it announced that it entered into the Asset Purchase Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated August 31, 2017, by and among Alliqua BioMedical, Inc. and Argentum Medical, LLC
10.1	Consent, Forbearance and Amendment Agreement, dated August 31, 2017, by and among Alliqua BioMedical, Inc., AquaMed Technologies, Inc., and Perceptive Credit Holdings, L.P.
99.1	Press Release, dated September 5, 2017, issued by Alliqua BioMedical, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: September 5, 2017	By:	/s/ Brian Posner
Name: Brian Posner
Title:Chief Financial Officer